Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS SOLID FINANCIAL RESULTS FOR FULL YEAR AND

FOURTH QUARTER FISCAL 2009

Full-year net sales of $764 million are highest in Company history

Cash and cash equivalents increases to $140 million, or $5.45 per diluted share

Anaheim, CA, November 4, 2009 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the fourth quarter and fiscal year ended September 30, 2009. Net sales in the fourth quarter of fiscal 2009 were $199.2 million, a 6.5 percent decrease from net sales of $213.1 million in the same period of the prior year. The decrease in net sales was primarily due to substantially lower sales to two customers (consistent with recent prior quarters), partially offset by significantly higher sales to one other major customer with new product launches. Net sales in the fourth quarter of fiscal 2009 grew 14 percent sequentially from $174.5 million in the third quarter of fiscal 2009 due primarily to higher sales of flex assemblies for smartphones and other consumer electronic devices that are experiencing strong marketplace demand.

Net income for the fourth quarter of fiscal 2009 was $11.6 million, or $0.45 per diluted share, compared to net income of $7.6 million, or $0.30 per diluted share, for the same period in fiscal 2008. Net income in the fourth quarter of fiscal 2008 was negatively impacted by three non-recurring charges totaling $9.8 million net of tax, or $0.38 per diluted share.

“Our solid fourth quarter and record full-year results validate our value-added service model that includes working directly with our customers during the design phase of a program and maintaining a high level of interaction throughout the product lifecycle. This provides us with the ability to quickly ramp production of complex flex assemblies and has proven instrumental in expanding our relationship with major customers. Today’s smartphones and the other consumer electronic devices for which we manufacture flex assemblies have increasingly short product lifecycles. We believe that our ability to help our customers reduce the time-to-market differentiates MFLEX and gives us a significant competitive advantage in the marketplace. We believe the

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traction that we have gained with the leading smartphone and consumer electronic device OEMs affirms our approach and we look forward to building upon this momentum in fiscal 2010 and beyond,” said Reza Meshgin, Chief Executive Officer of MFLEX.

Financial Highlights

Gross margin during the fourth quarter of fiscal 2009 was 14.1 percent, compared to 16.1 percent for the same period in the prior year. The year-over-year decrease in gross margin is primarily due to the higher material content of current programs, partially offset by improved yields and labor productivity. Sequentially, gross margin declined from 14.3 percent in the third quarter of fiscal 2009 due to higher material costs associated with the fourth quarter product mix partially offset by improved labor utilization.

Cash flow from operating activities for the fourth quarter of fiscal 2009 was $27.0 million.

At September 30, 2009, the Company had cash and cash equivalents of $139.7 million, or $5.45 per diluted share. Cash and cash equivalents increased by $12.7 million compared to the balance at June 30, 2009.

For the fiscal year ended September 30, 2009, net sales increased 4.9 percent to a record $764.4 million from $728.8 million in fiscal 2008. The Company also generated record net income in fiscal 2009 of $46.1 million, or $1.81 per diluted share, compared to $40.5 million, or $1.59 per diluted share, during the prior fiscal year.

Outlook

For the first quarter of fiscal 2010, the Company expects net sales to range between $225 and $240 million, and gross margin to range between 14.0 percent and 16.0 percent based on the projected product mix and ramp of new programs.

Commenting on the Company’s business outlook, Mr. Meshgin said, “For the first quarter of fiscal 2010, we expect to benefit from the normal seasonal increase in customer demand associated with the holiday season coupled with our success on new programs for smartphones and other consumer electronic devices. Based on our current forecast, we anticipate year-over-year net sales growth in the first quarter and we expect to achieve the highest quarterly net sales in the history of the Company. In addition, through improvements in yields and labor productivity, we continue to work diligently to mitigate the pressure on our gross margins from higher material costs associated with the current product mix.

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“In anticipation of continued growth in fiscal 2010, we are moving forward with capital expenditures in support of our previously announced capacity expansion initiatives. Construction of our new manufacturing facility, MFC3, is progressing on schedule and we continue to expect that this new facility will be on-line during fiscal 2010 to help meet our future capacity requirements,” said Mr. Meshgin.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the fourth quarter of fiscal 2009. The dial-in number for the call in North America is 1-877-941-8632 and 1-480-629-9821 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4176695.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; cash balances, cash flow and uses of cash; tax rates; operating expenses; capital expenditures; inventory levels; profitability; gross margins, including factors that could affect gross margins; yields; labor productivity and operating efficiencies; growth and diversification of

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the Company’s customer base; the Company’s relationship and opportunities with, and expected demand and orders from, its customers (including the effect of the economy and seasonality on demand); demand for smartphones and other consumer electronic devices; product lifecycles; the Company’s competitive advantages, service model and market opportunities; expected benefits from the acquisition of Pelikon and the MorphpadTM display; the utilization of flex and flex assemblies; current and upcoming programs, product mix and the material content and ramping thereof; the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Net sales	$199,172	$213,095	$764,432	$728,805
Cost of sales	171,043	178,693	653,568	611,517

Gross profit	28,129	34,402	110,864	117,288

Operating expenses
Research and development	1,614	752	5,505	2,470
Sales and marketing	5,565	3,756	22,146	17,957
General and administrative	6,116	8,366	25,486	30,518
Impairment and restructuring costs	201	2,180	328	2,180

Total operating expenses	13,496	15,054	53,465	53,125

Operating income	14,633	19,348	57,399	64,163
Other income, net
Interest income	16	402	767	1,687
Interest expense	(270)	—	(768)	(106)
Other income (loss), net	109	(1,010)	(1,358)	(2,742)

Income before income taxes	14,488	18,740	56,040	63,002
Provision for income taxes	(2,932)	(11,100)	(9,972)	(22,523)

Net income	$11,556	$7,640	$46,068	$40,479

Net income per share
Basic	$0.46	$0.31	$1.84	$1.63
Diluted	$0.45	$0.30	$1.81	$1.59
Shares used in computing net income per share
Basic	25,094,472	24,993,420	25,026,039	24,828,732
Diluted	25,624,332	25,711,676	25,453,390	25,433,676

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2009	September 30, 2008
Cash and cash equivalents	$139,721	$62,090
Short term investments	11,812	—
Accounts receivable, net	129,270	162,419
Inventories	50,285	59,774
Other current assets	17,475	13,000

Total current assets	348,563	297,283
Property, plant and equipment	150,099	160,217
Other assets and long-term investments	27,268	30,110

Total assets	$525,930	$487,610

Accounts payable	$122,524	$128,642
Other current liabilities	24,003	34,741
Notes payable	10,852	—
Other long term liabilities	9,563	13,909
Stockholders’ equity	358,988	310,318

Total liabilities and stockholders’ equity	$525,930	$487,610

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net Income	$11,556	$7,640	$46,068	$40,479

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,415	9,902	40,766	31,150
Provision for doubtful accounts	2,259	(343)	2,489	216
Deferred taxes	4,196	(4,430)	4,311	(4,462)
Stock based compensation expense	777	908	3,437	3,423
Asset impairments	554	3,162	1,932	3,612
(Gain) loss on disposal of equipment	(2)	267	(194)	718
Changes in operating assets and liabilities	(2,728)	3,033	14,328	7,203

Net cash provided by operating activities	27,027	20,139	113,137	82,339

Cash flows from investing activities
(Purchase) sale of long term investments	—	(821)	50	(6,300)
Purchases of property plant and equipment (1)	(18,124)	(18,880)	(31,971)	(49,218)
Proceeds from sale of equipment	11	102	795	300
Change in restricted cash	56	2,478	204	2,490
Cash paid for acquisition	—	—	(872)	—

Net cash used in investing activities	(18,057)	(17,121)	(31,794)	(52,728)

Cash flows from financing activities
Income tax benefit related to stock option exercise	2,062	1,559	2,131	1,623
Debt issuance costs	—	—	(891)	—
Proceeds from exercise of stock options	1,681	180	3,482	2,182
Purchase of treasury shares	—	—	(8,410)	—

Net cash provided by (used in) financing activities	3,743	1,739	(3,688)	3,805
Effect of exchange rate on cash	2	745	(24)	719

Net change in cash	12,715	5,502	77,631	34,135
Cash and cash equivalents at beginning of period	127,006	56,588	62,090	27,955

Cash and cash equivalents at end of period	$139,721	$62,090	$139,721	$62,090

(1)	Excludes $6,349 of capital expenditures accrued but not paid as of September 30, 2009.

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